                                                                    Exhibit 4.2

                              AMENDED AND RESTATED
                          INVESTORS' RIGHTS AGREEMENT

          THIS AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT (this "Agreement") is made as of the 15th day of July, 1998, by and between Imgis, Inc., a California corporation (the "Company"), and certain shareholders of the Company listed on SCHEDULE A hereto, each of which is herein referred to as an "Investor."

                                    RECITALS

WHEREAS, certain of the Investors (the "Existing Investors") hold shares of the Company's Series A Preferred Stock and/or shares of Common Stock issued upon conversion thereof (such shares held by the Existing Investors are referred to herein as the "Series A Preferred Stock"), shares of the Company's Series B1 Preferred Stock and/or shares of Common Stock issued upon conversion thereof (such shares held by the Existing Investors are referred to herein as the "Series B1 Preferred Stock"), shares of the Company's Series C Preferred Stock and/or shares of Common Stock issued upon conversion thereof (such shares held by the Existing Investors are referred to herein as the "Series C Preferred Stock") or shares of the Company's Series D Preferred Stock and/or shares of Common Stock issued upon conversion thereof (such shares held by the Existing Investors are referred to herein as the "Series D Preferred Stock") and possess registration rights, information rights, rights of first offer and other rights pursuant to an Amended and Restated Investors' Rights Agreement dated as of April 27, 1998, between the Company and such Investors (the "Prior Agreement"); and

          WHEREAS, the Existing Investors are holders of at least a majority of the outstanding "Registrable Securities" of the Company (as defined in the Prior Agreement), and desire to terminate the Prior Agreement and to accept the rights created pursuant hereto in lieu of the rights granted to them under the Prior Agreement; and

          WHEREAS, certain of the Investors (the "Series E Investors") are parties to the Series E Preferred Stock Purchase Agreement of even date herewith between the Company and the Series E Investors (the "Purchase Agreement"), certain of the Company's and such Investors' obligations under which are conditioned upon the execution and delivery of this Agreement by such Investors;

          NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the Company and the Existing Investors hereby agree that the Prior Agreement shall be superseded and replaced in its entirety by this Agreement, and the parties hereto further agree as follows:

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          1.   REGISTRATION RIGHTS. The Company covenants and agrees as follows:

               1.1  DEFINITIONS.  For purposes of this Section 1:

                    (a) The term "Act" means the Securities Act of 1933, as amended.

                    (b) The term "Form S-3" means such form under the Act as in effect on the date hereof or any registration form under the Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

                    (c) The term "Holder" means any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 1.13 hereof.

                    (d) The term "1934 Act" means the Securities Exchange Act of 1934, as amended.

                    (e) The term "register", "registered," and "registration" refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document.

                    (f) The term "Registrable Securities" means (i) the Common Stock issuable or issued upon conversion of the Series A Preferred Stock, the Series B1 Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, the Company's Series D1 Preferred Stock (the "Series D1 Preferred Stock") or the Company's Series E Preferred Stock (the "Series E Preferred Stock"), (ii) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of the shares referenced in (i) above, excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which his rights under this Section 1 are not assigned.

                    (g) The number of shares of "Registrable Securities then outstanding" shall be determined by the number of shares of Common Stock outstanding which are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities which are, Registrable Securities.

                    (h) The term "SEC" means the Securities and Exchange Commission.

                    (i) The term "Series D Holders" means the holders of (i) Common Stock issued upon conversion of the Series D Preferred Stock or Series D1 Preferred


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Stock or (ii) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued
as) a dividend or other distribution with respect to, or in exchange for or in replacement of the shares referenced in (i) above, excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which his rights under this Section 1 are not assigned.

                    (j) The term "Series E Holders" means the holders of (i) Common Stock issued upon conversion of the Series E Preferred Stock or (ii) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of the shares referenced in (i) above, excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which his rights under this Section 1 are not assigned.

               1.2  REQUEST FOR REGISTRATION.

                    (a) If the Company shall receive at any time after the earlier of (i) July 2, 2000, or (ii) six (6) months after the effective date of the first registration statement for a public offering of securities of the Company (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or a SEC Rule 145 transaction), a written request from the Holders of at least (w) 30% of the voting power of the outstanding Series B1 Preferred Stock, (x) 30% of the voting power of the outstanding Series C Preferred Stock, (y) a majority of the voting power of the outstanding Series D Preferred Stock and Series D1 Preferred Stock or (z) a majority of the voting power of the outstanding Series E Preferred Stock (in each case including Common Stock issued upon conversion thereof, and so long as the anticipated aggregate offering price, net of underwriting discounts and commissions, would exceed $7,500,000; provided, however, that such dollar limitation shall not apply in the case of a written request from the Series D Holders or Series E Holders), then the Company shall:

                         (i)  within ten (10) days of the receipt thereof, give
written notice of such request to all Holders; and

                         (ii) effect as soon as practicable, and in any event
within 60 days of the receipt of such request, the registration under the Act of all Registrable Securities which the Holders request to be registered, subject to the limitations of subsection 1.2(b), within twenty (20) days of the mailing of such notice by the Company in accordance with Section 3.5 of this Agreement.

                    (b) If the Holders initiating the registration request hereunder ("Initiating Holders") intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to subsection 1.2(a) and the Company shall include such information in the written notice referred to in subsection 1.2(a). The underwriter will be a nationally recognized


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underwriter selected by the Company and shall be reasonably acceptable to a majority in interest of the Initiating Holders. In such event, the right of any Holder to include his Registrable Securities in such registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in subsection 1.4(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Section 1.2, if the underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all Holders thereof, including the Initiating Holders, in proportion (as nearly as practicable) to the amount of Registrable Securities of the Company owned by each Holder; provided, however, that the number of shares of Registrable Securities to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting; and provided further, however, that in the event that the Series D Holders or Series E Holders are the Initiating Holders, the number of shares of Registrable Securities held by the Series D Holders or Series E Holders, as applicable, to be included in such underwriting shall not be reduced unless all other Registrable Securities are first entirely excluded from the underwriting.

                    (c) Notwithstanding the foregoing, if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 1.2, a certificate signed by the Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer taking action with respect to such filing for a period of not more than 120 days after receipt of the request of the Initiating Holders (or 60 days after receipt of the request of the Initiating Holders in the event that the Series D Holders or Series E Holders are participating in such offering); provided, however, that the Company may not utilize this right more than once in any twelve-month period.

                    (d) The Company shall not be obligated to effect more than an aggregate of two registrations pursuant to Sections 1.2(a)(w) and 1.2(a)(x), more than one registration pursuant to Section 1.2(a)(y), and more than one registration pursuant to Section 1.2(a)(z), provided that such registrations have been declared or ordered effective. In addition, the Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to this Section 1.2:

                         (i)  During the period starting with the date sixty
(60) days prior to the Company's good faith estimate of the date of filing of any registration subject to


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Section 1.3 hereof (provided that the Company has selected and engaged an underwriter and otherwise commenced active efforts to prepare for such filing), and ending, in any case, on a date one hundred eighty (180) days after the effective date of, a registration subject to Section 1.3 hereof; provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective; or

                         (ii) If the Initiating Holders propose to dispose of
shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 1.12 below.

               1.3 COMPANY REGISTRATION. If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for shareholders other than the Holders) any of its stock or other securities under the Act in connection with the public offering of such securities solely for cash (other than a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a merger, exchange offer or similar transaction of the type described in Commission Rule 145(a) on Form S-4 or similar forms that may be promulgated in the future), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within twenty (20) days after mailing of such notice by the Company in accordance with Section 3.5, the Company shall, subject to the provisions of Section 1.8, cause to be registered under the Act all of the Registrable Securities that each such Holder has requested to be registered.

               1.4  OBLIGATIONS OF THE COMPANY.  Whenever required under this
Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

                    (a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty
(120) days from the effective date of such registration statement or until the distribution contemplated in the Registration Statement has been completed; provided, however, that (i) such 120-day period shall be extended for a period of time equal to the period the Holder refrains from selling any securities included in such registration at the request of an underwriter of Common Stock (or other securities) of the Company; and (ii) in the case of any registration of Registrable Securities on Form S-3 which are intended to be offered on a continuous or delayed basis, such 120-day period shall be extended, if necessary, to keep the registration statement effective until all such Registrable Securities are sold, provided that Rule 415, or any successor rule under the Act, permits an offering on a continuous or delayed basis, and provided further that applicable rules under the Act governing the obligation to file a post-effective amendment permit, in lieu of filing a post-effective amendment which (I) includes any prospectus required by Section 10(a)(3) of the Act or (II) reflects facts or events representing a material or fundamental change in the information set forth in the registration statement, the incorporation


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by reference of information required to be included in (I) and (II) above to be contained in periodic reports filed pursuant to Section 13 or 15(d) of the 1934 Act in the registration statement.

                    (b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement.

                    (c) Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

                    (d) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Act.

                    (e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

                    (f) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

                    (g) Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed.

                    (h) Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

                    (i) Furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 1, on the date that such Registrable Securities


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are delivered to the underwriters for sale in connection with a registration pursuant to this Section 1, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

               1.5 FURNISH INFORMATION. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be reasonably required to effect the registration of such Holder's Registrable Securities.

               1.6 EXPENSES OF DEMAND REGISTRATION. All expenses (other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to Section 1.2) incurred in connection with registrations, filings and qualifications of Registrable Securities pursuant to Section 1.2 shall be borne by the Company, including (without limitation) all registration, filing and qualification fees, printers' and accounting fees, fees and disbursements of counsel for the Company (including fees and disbursements of counsel for the Company in its capacity as counsel to the selling Holders hereunder; if Company counsel does not make itself available for this purpose, the Company will pay the reasonable fees and disbursements of one counsel for the selling Holders) and the reasonable fees and disbursements of one counsel for the selling Holders; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.2 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all Initiating Holders shall bear such expenses), unless the Initiating Holders agree to forfeit their right to one demand registration pursuant to Section 1.2; provided further, however, that if at the time of such withdrawal, the Initiating Holders have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Initiating Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Initiating Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Section 1.2; and provided further, however, that notwithstanding the foregoing, such expenses of the Series D Holders and Series E Holders shall be borne by the Company in the event that the Company deferred such registration pursuant to Section 1.2(c), and the Series D Holders and Series E Holders shall retain their rights pursuant to Section 1.2.


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               1.7  EXPENSES OF COMPANY REGISTRATION.  The Company shall bear and pay all expenses incurred in connection with any registration, filing or qualification of Registrable Securities with respect to the registrations pursuant to Section 1.3 for each Holder (which right may be assigned as provided in Section 1.13), including (without limitation) all registration, filing, and qualification fees, printers and accounting fees relating or apportionable thereto and the fees and disbursements of counsel for the Company (including fees and disbursements of counsel for the Company in its capacity as counsel to the selling Holders hereunder; if Company counsel does not make itself available for this purpose, the Company will pay the reasonable fees and disbursements of one counsel for the selling Holders), but excluding underwriting discounts and commissions relating to Registrable Securities.

               1.8 UNDERWRITING REQUIREMENTS. In connection with any offering involving an underwriting of shares of the Company's capital stock, the Company shall not be required under Section 1.3 to include any of the Holders' securities in such underwriting unless they accept the terms of the underwriting, which terms shall be customary for similar transactions, as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters), and then only in such quantity as the underwriters determine in their sole discretion will not, jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by shareholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling shareholders according to the total amount of securities entitled to be included therein owned by each selling Shareholder or in such other proportions as shall mutually be agreed to by such selling shareholders) but in no event shall (i) the amount of securities of the selling Holders included in the offering be reduced below thirty percent 30% of the total amount of securities included in such offering, provided, however, that the Registrable Securities held by 360 Capital Partners, L.P. ("360 Capital") and any transferee acquiring at least 317,216 shares of Series C Preferred Stock (or the Common Stock issuable upon the conversion thereof) from 360 Capital, and the Registrable Securities held by each of America Online, Inc. ("AOL"), Attractor Ventures L.L.C., Hummer Winblad Venture Partners II, L.P. and 21st Century Internet Fund, L.P., and their affiliates, shall not be excluded unless all other shareholders' securities have been entirely excluded from such offering; provided further, however, if such offering is the initial public offering of the Company's securities, all of the selling shareholders may be excluded if the underwriters make the determination described above and no other shareholder's securities are included, or (ii) notwithstanding (i) above, any shares being sold by a shareholder exercising a demand registration right similar to that granted in Section 1.2 be excluded from such offering. For purposes of the preceding parenthetical concerning apportionment, for any selling shareholder which is a holder of Registrable Securities and which is a partnership or corporation, the partners, retired partners and shareholders of such holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single "selling


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shareholder", and any pro-rata reduction with respect to such "selling shareholder" shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such "selling shareholder", as defined in this sentence.

               1.9 DELAY OF REGISTRATION. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

               1.10 INDEMNIFICATION. In the event any Registrable Securities are included in a registration statement under this Section 1:

                    (a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, any underwriter (as defined in the Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Act or the 1934 Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any state securities law or any rule or regulation promulgated under the Act, or the 1934 Act or any state securities law; and the Company will pay to each such Holder, underwriter or controlling person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.10(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter or controlling person.

                    (b) To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Act, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Act, or the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subsection 1.10(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.10(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided, that, in no event shall any indemnity under this subsection 1.10(b) exceed the net proceeds from the offering received by such Holder.

                    (c) Promptly after receipt by an indemnified party under this Section 1.10 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.10, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.10, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.10.

                    (d)  If the indemnification provided for in this Section
1.10 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

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

                    (e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

                    (f) The obligations of the Company and Holders under this Section 1.10 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise.

               1.11 REPORTS UNDER SECURITIES EXCHANGE ACT OF 1934. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

                    (a) make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after ninety
(90) days after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public;

                    (b) take such action, including the voluntary registration of its Common Stock under Section 12 of the 1934 Act, as is necessary to enable the Holders to utilize Form S-3 for the sale of their Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first registration statement filed by the Company for the offering of its securities to the general public is declared effective;

                    (c) file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the 1934 Act; and

                    (d) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

               1.12 FORM S-3 REGISTRATION. In case the Company shall receive from any Holder of the then outstanding Series B1 Preferred Stock (or Common Stock issuable upon conversion thereof), the then outstanding Series C Preferred Stock (or Common Stock issuable upon conversion thereof), the then outstanding Series D Preferred Stock and Series D1 Preferred

Stock (or Common Stock issuable upon conversion thereof) or the then outstanding Series E Preferred Stock (or Common Stock issuable upon conversion thereof) a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

                    (a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

                    (b) as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder's or Holders' Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within 15 days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 1.12: (1) if Form S-3 is not available for such offering by the Holders; (2) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters' discounts or commissions) of less than $1,000,000; provided further, however, that in the case of a request by the Series E Holders, the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 1.12: (1) if Form S-3 is not available for such offering by the Series E Holders; (2) if the Series E Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate gross price to the public of less than $3,000,000, or (3) the Company has effected two registrations during the prior twelve month period pursuant to this Section 1.12 in which the Series E Holders participated and such registrations have been declared or ordered effective.

                    (c) Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. All expenses incurred in connection with a registration requested pursuant to Section 1.12, including (without limitation) all registration, filing, qualification, printer's and accounting fees and the reasonable fees and disbursements of counsel for the selling Holder or Holders and counsel for the Company, shall be borne by the Company. Registrations effected pursuant to this Section 1.12 shall not be counted as demands for registration or registrations effected pursuant to Sections 1.2 or 1.3, respectively.

               1.13 ASSIGNMENT OF REGISTRATION RIGHTS. The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such securities, provided: (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; and (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including without limitation the provisions of Section 1.15 below. For the purposes of determining the number of shares of Registrable Securities held by a transferee or assignee, the holdings of transferees and assignees of a partnership who are partners or retired partners of such partnership (including spouses and ancestors, lineal descendants and siblings of such partners or spouses who acquire Registrable Securities by gift, will or intestate succession) shall be aggregated together and with the partnership; provided that all assignees and transferees who would not qualify individually for assignment of registration rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices or taking any action under this Section 1.

               1.14 LIMITATIONS ON SUBSEQUENT REGISTRATION RIGHTS. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the outstanding Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder (a) to include such securities in any registration filed under Section
1.2 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of his securities will not reduce the amount of the Registrable Securities of the Holders which is included, (b) to make a demand registration which could result in such registration statement being declared effective prior to the earlier of either of the dates set forth in subsection 1.2(a) or within one hundred twenty (120) days of the effective date of any registration effected pursuant to Section 1.2, or (c) to include such securities in any registration pursuant to Section 1.3 that would result in the exclusion of Registrable Securities held by 360 Capital or any transferee acquiring at least 317,216 shares of Series C Preferred Stock (or the Common Stock issuable upon the conversion thereof) from 360 Capital or of Registrable Securities held by AOL, Attractor Ventures L.L.C., Hummer Winblad Venture Partners II, L.P. or 21st Century Internet Fund, L.P. or their affiliates.

               1.15 "MARKET STAND-OFF" AGREEMENT. Each Investor hereby agrees that, during the period of duration (not to exceed 180 days) specified by the Company and an underwriter of common stock or other securities of the Company, following the effective date of a registration statement of the Company filed under the Act, it shall not, to the extent requested by the Company and such underwriter, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any securities of the Company held by it at any time during such period except common stock included in such registration or common stock purchased in the public market following such registration; provided, however, that:

                    (a) such agreement shall be applicable only to the first such registration statement of the Company which covers common stock (or other securities) to be sold on its behalf to the public in an underwritten offering; and

                    (b) all officers and directors of the Company and all other persons with registration rights (whether or not pursuant to this Agreement) enter into similar agreements; and

                    (c) such market stand-off time period shall not exceed 180 days.

          In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Investor (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

          Notwithstanding the foregoing, the obligations described in this
Section 1.15 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms which may be promulgated in the future, or a registration relating solely to a Commission Rule 145 transaction on Form S-4 or similar forms which may be promulgated in the future.

               1.16 TERMINATION OF REGISTRATION RIGHTS.

                    (a) No Holder shall be entitled to exercise any right provided for in this Section 1 after five (5) years following the consummation of the sale of securities pursuant to a bona fide, firmly underwritten public offering of shares of Common Stock, registered under the Act pursuant to a registration statement, at an offering price of at least $13.73 per share (appropriately adjusted for any stock split, dividend, combination or other recapitalization) and in which aggregate net proceeds to the Company total at least $20,000,000.

                    (b) In addition, the right of any Holder to request registration or inclusion in any registration pursuant to Section 1.3 shall terminate on the closing of the first Company-initiated registered public offering of Common Stock of the Company if all shares of Registrable Securities held or entitled to be held upon conversion by such Holder may immediately be sold under Rule 144 during any 90-day period.

               1.17 AMENDMENTS AND WAIVERS. Any term contained in Section 1 of this Agreement may be amended and the observance of any term in Section 1 of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of a majority of the Registrable Securities then outstanding; provided, however, that if a particular holder's rights are adversely affected in a manner different from those of other holders, then any such amendment or waiver requires the written consent of the Company and seventy-five percent (75%) of the Registrable Securities then outstanding; provided further, however, that if the rights of a holder of Series D Preferred Stock or Series D1 Preferred Stock (or the Common Stock issued upon conversion thereof) are affected in any way, then any such amendment or waiver requires the separate written consent of a majority of the then outstanding Series D Preferred Stock and Series D1 Preferred Stock (or the Common Stock issued upon conversion thereof), consenting on an as-converted basis; provided further, however, that if the rights of a holder of Series E Preferred Stock (or the Common Stock issued upon conversion thereof) are affected in any way, then any such amendment or waiver requires the separate written consent of a majority of the then outstanding Series E Preferred Stock (or the Common Stock issued upon conversion thereof), consenting on an as-converted basis. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Registrable Securities then outstanding, each future holder of all such Registrable Securities, and the Company.

          2.   COVENANTS OF THE COMPANY.

               2.1 DELIVERY OF FINANCIAL STATEMENTS. The Company shall deliver to 360 Capital so long as 360 Capital holds at least 158,563 shares of Series C Preferred Stock (or Common Stock issuable upon the conversion thereof) and to any transferee acquiring at least 317,216 shares of Series C Preferred Stock, Series D Preferred Stock, Series D1 Preferred Stock or Series E Preferred Stock (or Common Stock issuable upon the conversion thereof) from 360 Capital, and each of AOL, Attractor Ventures L.L.C., Hummer Winblad Venture Partners II, L.P., 21st Century Internet Fund, L.P., and IBL
Corporation:

                    (a) as soon as practicable, but in any event within ninety (90) days after the end of each fiscal year of the Company, an income statement for such fiscal year, a balance sheet of the Company and statement of shareholder's equity as of the end of such year, and a statement of cash flows for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles ("gaap"), and audited and certified by independent public accountants of nationally recognized standing selected by the Company;

                    (b) within thirty (30) days of the end of each month, an unaudited income statement and statement of cash flows and balance sheet for and as of the end of such month, in reasonable detail;

                    (c) as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, an unaudited profit or loss statement, statement of cash flows for such fiscal quarter and an unaudited balance sheet and a statement of shareholder's equity as of the end of such fiscal quarter.

                    (d) as soon as practicable, but in any event thirty (30) days prior to the end of each fiscal year, a budget and business plan for the next fiscal year, prepared on a monthly basis, including balance sheets and statements of cash flows for such months and, as soon as prepared, any other budgets or revised budgets prepared by the Company;

                    (e) with respect to the financial statements called for in subsections (b) and (c) of this Section 2.1, an instrument executed by the Chief Financial Officer or President of the Company and certifying that such financials were prepared in accordance with gaap consistently applied with prior practice for earlier periods (with the exception of footnotes that may be required by gaap) and fairly present the financial condition of the Company and its results of operation for the period specified, subject to year-end audit adjustment; and

                    (f) such other information relating to the financial condition, business, prospects or corporate affairs of the Company as the Investor or any assignee of the Investor may from time to time request, provided, however, that the Company shall not be obligated under this subsection (f) or any other subsection of Section 2.1 to provide information which it deems in good faith to be a trade secret or similar confidential information; and the right to receive financial statements provided in this
Section 2.1 may not be assigned or transferred, except that (i) such right is assignable by each Holder to any wholly owned subsidiary or parent of, or to any corporation or entity that is, within the meaning of the Act, controlling, controlled by or under common control with, any such Holder and
(ii) such right is assignable to a party acquiring at least 317,126 shares of Series C Preferred Stock (or the Common Stock issuable upon the conversion thereof) from 360 Capital.

               2.2 INSPECTION. The Company shall permit each Investor, at such Investor's expense, to visit and inspect the Company's properties, to examine its books of account and records and to discuss the Company's affairs, finances and accounts with its officers, all at such reasonable times as may be requested by the Investor; provided, however, that the Company shall not be obligated pursuant to this Section 2.2 to provide access to any information which it reasonably considers to be a trade secret or similar confidential information. 360 Capital, a holder of Series C Preferred Stock of the Company, shall be entitled to receive inspection rights so long as 360 Capital holds at least 158,563 shares of Series C Preferred Stock as shall any person acquiring at least 317,126 shares of Series C Preferred Stock (or the Common Stock issuable upon the conversion thereof) from 360 Capital.

               2.3 RIGHT OF FIRST OFFER. Subject to the terms and conditions specified in this Section 2.3, the Company hereby grants to each Major Investor (as hereinafter defined) a right of first offer with respect to future sales by the Company of its Shares (as hereinafter defined). For purposes of this Section 2.3, a Major Investor shall mean the Holders of Series B1 Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series D1 Preferred Stock, Series E Preferred Stock, or Common Stock issued upon conversion thereof. For purposes of this Section 2.3, a Major Investor includes any general partners and affiliates of an Investor. 360 Capital shall be entitled to a right of first offer so long as 360 Capital holds at least 158,563 shares of Series C Preferred Stock. A Major Investor shall be entitled to apportion the right of first offer hereby granted it among itself and its partners and affiliates in such proportions as it deems appropriate.

          Each time the Company proposes to offer any shares of, or any securities convertible into or exercisable or exchangeable for any shares of, any class of its capital stock ("Shares"), the Company shall first make an offering of such Shares to each Major Investor in accordance with the following provisions:

                    (a) The Company shall deliver a notice by certified mail ("Notice") to the Major Investors stating (i) its bona fide intention to offer such Shares, (ii) the number of such Shares to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such Shares.

                    (b) Within 20 calendar days after receipt of the Notice, the Major Investor may elect to purchase or obtain, at the price and on the terms specified in the Notice, up to that portion of such Shares which equals the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion of the Preferred Stock then held, by such Major Investor bears to the total number of shares of Common Stock of the Company then outstanding, assuming in the denominator the conversion of all Preferred Stock and other convertible securities then outstanding and the exercise of all warrants, options and other rights then outstanding to purchase Common Stock or other securities convertible into Common Stock (the "Pro Rata Share of the Company's Outstanding Equity Securities"); provided, however, that in the event that the consummation of the sale of the Shares as described in the Notice would result in any person or group of affiliated persons holding, immediately following such issuance, a greater Pro Rata Share of the Company's Outstanding Equity Securities than would then be held collectively by AOL and its affiliates, if AOL and its affiliates had, immediately prior to such issuance, held at least 546,249 shares (appropriately adjusted to reflect any subsequent stock dividends, combinations, splits, recapitalizations and the like) of Series E Preferred Stock or the equivalent number of shares of Common Stock issued upon conversion thereof, or any equivalent combination of shares of Series E Preferred Stock and Common Stock issued upon conversion thereof, but excluding any shares of Series E Preferred Stock issued upon the exercise of any warrant or any shares of Common Stock issued upon conversion thereof, then AOL and its affiliates may elect to purchase or obtain, at the price and on the terms specified in the Notice, up to the minimum number of Shares which would result in AOL and its affiliates holding collectively, immediately following the issuance of the Shares, the largest Pro Rata Share of the Company's Outstanding Equity Securities (the "AOL Right of First Offer") and, if necessary, the Pro Rata Share of the Company's Outstanding Equity Securities of each other Major Investor shall be reduced proportionately. The Company shall promptly, in writing, inform each Major Investor which purchases all the shares available to it ("Fully-Exercising Investor") of any other Major Investor's failure to do likewise. During the ten-day period commencing after receipt of such information, each Fully-Exercising Investor shall be entitled to obtain that portion of the Shares not subscribed for by the Major Investors which is equal to the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion of Preferred Stock then held, by such Fully-Exercising Investor bears to the total number of shares of Common Stock issued and held, or issuable upon conversion of Preferred Stock then held, by all Fully-Exercising Investors who wish to purchase some of the unsubscribed shares (the "Gobble-Up Right"); provided, however, that in the event that the exercise of the Gobble-Up Right results in any person or group of affiliated persons holding, immediately following such issuance, a greater Pro Rata Share of the Company's Outstanding Equity Securities than would then be held collectively by AOL and its affiliates, AOL and its affiliates may elect to purchase or obtain, at the price and on the terms specified in the Notice, up to the minimum number of Shares which would result in AOL and its affiliates holding collectively, immediately following the issuance of the Shares, the largest Pro Rata Share of the Company's Outstanding Equity Securities.

                    (c) If all Shares which Major Investors are entitled to obtain pursuant to Section 2.3(b) are not elected to be obtained as provided in Section 2.3(b) hereof, the Company may, during the 30-day period following the expiration of the period provided in Section 2.3(b) hereof, offer the remaining unsubscribed portion of such Shares to any person or persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Notice. If the Company does not enter into an agreement for the sale of such Shares within such period, or if such agreement is not consummated within 30 days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Shares shall not be offered unless first reoffered to the Major Investors in accordance herewith.

                    (d) The right of first offer in this Section 2.3 shall not be applicable (i) to the issuance or sale of not to exceed a total of 4,509,960 shares (appropriately adjusted to reflect any subsequent stock dividends, combinations, splits, recapitalizations and the like) of Common Stock (or options therefor) to consultants, non employees, directors and employees for the primary purpose of soliciting or retaining their employment, (ii) after consummation of a bona fide, firm commitment underwritten public offering of shares of Common Stock, registered under the Act pursuant to a registration statement, which results in aggregate net cash proceeds to the Company of $20,000,000 or greater and the public offering price of which is not less than the Qualifying Price Per Share (as used herein, the "Qualifying Price Per Share" shall mean the quotient of $125,000,000 divided by the number of shares of the Company's Common Stock outstanding immediately prior to the consummation of such offering, assuming full conversion and exercise of all convertible and exercisable securities then outstanding) (a "Qualified IPO"), (iii) the issuance of securities pursuant to the conversion or exercise of convertible or exercisable securities, (iv) the issuance of securities in connection with a bona fide business acquisition by the Company, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise, (v) with respect to Major Investors other than the Series D Investors and their affiliates and the Series E Investors and their affiliates, the issuance of stock, warrants or other securities or rights to persons or entities with which the Company has business relationships provided such issuances are for other than primarily equity financing purposes and provided that at the time of any such issuance, the aggregate of such issuance and similar issuances in the preceding twelve month period do not exceed 2% of the then outstanding Common Stock of the Company (assuming full conversion and exercise of all convertible and exercisable securities then outstanding), (vi) the issuance of Series E Preferred Stock pursuant to the terms of the Purchase Agreement, (vii) with respect to Major Investors other than the Series D Investors and their affiliates in the limited circumstances described in Section 2.3(e) below, the issuance of securities in a Qualified IPO or (ix) with respect to Major Investors other than the Series E Investors and their affiliates, the issuance of securities in connection with the AOL Right of First Offer.

                    (e) The right of first offer held by the Series D Investors and their affiliates to purchase shares of Common Stock in a Qualified IPO shall be limited to a number of shares of Common Stock equal to the lesser of (i) 25% of the number of shares of Common Stock issued or issuable upon conversion of Series D Preferred Stock and held by such Investors immediately prior to the consummation of the Qualified IPO and (ii) 3% of the number of shares of Common Stock offered and sold by the Company in a Qualified IPO (exclusive of any shares offered and sold pursuant to any underwriter's over-allotment option); provided, however, that the underwriter of such offering, if any, shall be entitled to reduce this right of first offer to the extent deemed necessary in the underwriter's reasonable judgment (x) to the success of the offering for reasons set forth in writing no less than two weeks prior to the anticipated effective date of the registration statement covering such offering, or (y) to comply with the rules or regulations of the Securities and Exchange Commission, the National Association of Securities Dealers, Inc., the Nasdaq Stock Market, Inc., or other regulatory body for reasons set forth in writing no less than one day prior to the anticipated effective date of the registration statement covering such offering. For purposes of this
Section 2.3(e), the provisions of Section 2.3(a), (b) and (c) apply in the following manner: (i) as to Section 2.3(a), the Notice shall be delivered by facsimile transmission to the Series D Investors no less than one day prior to the anticipated effective date of the registration statement covering such offering and shall state (A) the Company's bona fide intention to offer such Shares in a Qualified IPO, (B) the number of such Shares to be offered in such Qualified IPO, and (C) the Price Range and the Terms upon which it proposes to offer such Shares; (ii) as to Section 2.3(b), the Series D Investors shall, within 24 hours after receipt of the Notice, irrevocably elect to exercise the Shares to which they are entitled in this Section 2.3(e), or forfeit such right; and (iii) as to Section 2.3(c), if the Company does not consummate the sale of the Shares in such Qualified IPO within 30 days of the Notice within the Price Range and according to the Terms, the right provided hereunder shall be deemed revived as to all of the Series D Investors. For purposes hereof, the term "Price Range" shall mean a good faith estimate range of the proposed initial offering price of such Shares, the lower end of which shall be no less than 70% of the higher end, and the term "Terms" shall mean a draft of the proposed underwriting agreement to be entered into between the Company and the underwriting of such offering, if any.

                    (f)  The right of first offer set forth in this Section
2.3 may not be assigned or transferred, except that (i) such right is assignable by each Holder to any wholly owned subsidiary or parent of, or to any corporation or entity that is, within the meaning of the Act, controlling, controlled by or under common control with, any such Holder,
(ii) such right (other than the right described in Section 2.3(e)) is assignable between and among any of the Holders, (iii) such right is assignable to a party, other than an assignee under clause (i) or (ii) above, acquiring at least 317,126 shares of Series C Preferred Stock (or Common Stock issuable upon the conversion thereof) from 360 Capital, (iv) such right (other than the right described in Section 2.3(e)) is assignable to a party, other than an assignee under clause (i) or (ii) above, acquiring at least 53,857 shares of Series D Preferred Stock or Series D1 Preferred Stock (or Common Stock issuable upon the conversion thereof) from the Series D Investors, and (v) such right (other than the AOL Right of First Offer) is assignable to a party, other than an assignee under clause (i) or (ii) above, acquiring at least 127,459 shares of Series E Preferred Stock (or Common Stock issuable upon the conversion thereof) from the Series E Investors.

               2.4 OBSERVER RIGHTS. As long as IBL Corporation owns not less than 150,000 shares of Series A Preferred Stock (or an equivalent amount of Common Stock issued upon conversion thereof), the Company shall invite a representative of IBL Corporation to attend all meetings of its Board of Directors, at its own expense, in a nonvoting observer capacity. As long as 360 Capital owns not less than 200,000 shares of Series C Preferred Stock (or an equivalent amount of Common Stock issued upon conversion thereof), the Company shall invite a representative of 360 Capital who is either a Metromail employee or an individual designated by 360 Capital who is reasonably acceptable to the Board of Directors to attend all meetings of its Board of Directors, at its own expense, in a nonvoting observer capacity.
For so long as AOL and its affiliates collectively hold at least 364,166 shares of Series E Preferred Stock (appropriately adjusted for any stock split, dividend, combination or other recapitalization) or the equivalent number of shares of Common Stock issued upon conversion thereof, or any equivalent combination of shares of Series E Preferred Stock and Common Stock issued upon conversion thereof, and do not have a representative on the Company's Board of Directors, the Company shall invite a representative designated by AOL to attend all meetings of its Board of Directors, at its own expense, in a nonvoting observer capacity (the "AOL Observer"). The Company shall provide such representatives with the same financial and other information that is provided to the members of the Board of Directors in connection with any meetings of the Board of Directors of the Company, subject to the limitations set forth in this Section 2.4. As a condition of the rights granted in this Section, each of IBL Corporation and 360 Capital agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information provided in connection with any meetings of the Board of Directors of the Company, and AOL and each representative of IBL Corporation, 360 Capital and AOL shall agree to sign a customary nondisclosure agreement to hold in confidence any information provided in connection with any meetings of the Board of Directors of the Company; and, provided further, that the Company reserves the right to withhold any information and to exclude a representative from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel. If any information is so withheld from the representative of AOL, the Company shall notify such representative of the general subject matter of such information. The Company shall pay the reasonable expenses for a representative of 360 Capital, Hummer-Winblad Venture Partners II, L.P., 21st Century Internet Fund, L.P., Convergence Ventures I, L.P. and AOL to attend meetings of the Board of Directors of the Company that are held more than fifty miles from San Francisco International Airport.

               2.5 TRANSACTIONS WITH AFFILIATES. The Company shall not, without the approval of a majority of the disinterested members of the Company's Board of Directors, engage in any loans, leases, contracts or other similar transactions (including, but not by way of limitation, the payment of dividends or the repurchase of securities) with Charles Berger, Chad Steelberg, Ryan Steelberg, Dirk Wray, members of their immediate family or entities controlled by them. For purposes of this Section 2.5, "immediate family" shall be deemed to include parents, children, siblings and spouse.

               2.6 SALE OF PRODUCT LINE OR TECHNOLOGY. The Company shall not, without the approval of the holders of a majority of the voting power of the Series B1 Preferred

Stock, Series C Preferred Stock, Series D Preferred Stock, Series D1 Preferred Stock and Series E Preferred Stock, voting together as a single class, sell, convey, or otherwise dispose of a material product line or sell or grant an exclusive license of technology material to the Company's business as presently conducted or as proposed to be conducted.

               2.7 FUTURE ISSUANCES OF PREFERRED STOCK. The Company shall not, without the approval of 360 Capital: (i) sell any shares of Series C Preferred Stock to existing Series A Preferred Stock holders or Series B1 Preferred Stock holders beyond the number of shares sold to date or (ii) issue any additional shares of Series A Preferred Stock or Series B1 Preferred Stock.

               2.8  ACQUISITION RIGHT OF FIRST OFFER.

                    (a) Prior to the Company entering into a binding agreement with respect to an Acquisition Transaction (as hereinafter defined) with an Identified Competitor (as hereinafter defined), the Company shall provide written notice to AOL stating (i) that the Company is interested in entering into such an agreement with an Identified Competitor, without naming the Identified Competitor, and (ii) the price and principal terms of the Acquisition Transaction (the "Acquisition Notice").

                    (b) For purposes of this Section 2.8, an "Acquisition Transaction" shall mean the issuance by the Company of any equity securities of the Company that would give an Identified Competitor the right to control more than fifty percent (50%) of the voting power of the Company, the merger, consolidation or similar corporate transaction with or into an Identified Competitor as a result of which the voting securities of the Company outstanding immediately prior to consummation of such transaction are converted into cash or securities possessing less than fifty percent (50%) of the voting power of the surviving entity, or the sale to an Identified Competitor of all or substantially all of the assets of the Company, and an "Identified Competitor" shall mean one of the ten (10) persons identified on Exhibit A hereto; provided, however, that AOL shall modify Exhibit A on the first anniversary of this Agreement so that Exhibit A identifies only five
(5) persons (and such five (5) persons need not have been included among the ten (10) persons originally identified on Exhibit A); provided further, that on each successive anniversary of this Agreement, AOL shall be entitled to modify Exhibit A to substitute one new person for a person identified on Exhibit A and/or add one new person to Exhibit A; provided further, that if at any time any person identified on Exhibit A ceases to exist or otherwise ceases to engage in the business with which it competes with AOL as of the time that such person is first identified on Exhibit A, whether as a result of sale, merger, liquidation or otherwise, or is merged into or acquired by another person identified on Exhibit A, then AOL shall be entitled to substitute a new person in place of such person on Exhibit A; and provided further, that an "Identified Competitor" shall include any affiliate of any person on Exhibit A that accounts on a consolidated basis with such person identified on Exhibit A and shall include any successor of any person on Exhibit A and any affiliate of such successor that accounts on a consolidated basis with such successor. For purposes of this Section 2.8(b), "person" shall mean any corporation, partnership or other business entity or any group of such entities that are under common control.

                    (c) AOL shall have ten (10) business days following its receipt of the Acquisition Notice to notify the Company in writing that AOL intends to match the price and terms of the Acquisition Transaction described in the Acquisition Notice.

                         (i)  If AOL elects to notify the Company that AOL
intends to match the price and terms of the Acquisition Transaction described in the Acquisition Notice, the Company and AOL will enter into good faith negotiations with respect to an Acquisition Transaction for a period of up to sixty (60) days following the date of AOL's election, and if the Company and AOL do not execute a binding agreement to enter into an Acquisition Transaction by the end of such sixty (60) day period, the Company will be free for a period of ninety (90) days from the end of such sixty (60) day period to enter into an Acquisition Transaction with any Identified Competitor on terms no more favorable to such Identified Competitor than those offered to AOL.

                         (ii) If AOL does not elect to notify the Company
that AOL intends to match the price and terms of the Acquisition Transaction described in the Acquisition Notice within the ten (10) business day period described in this Section 2.8(c), the Company will be free for a period of ninety (90) days from the end of such ten (10) business day period to enter into an Acquisition Transaction with an Identified Competitor on terms no more favorable to such Identified Competitor than those offered to AOL.

                    (f) Provided that the Company has not breached its obligations under this Section 2.8, AOL agrees that, prior to a Qualified IPO, AOL and its affiliates will not exercise any dissenter's or appraisal rights with respect to any shares of Series E Preferred Stock or any shares of Common Stock into which the Series E Preferred Stock is converted that are provided by the laws of the jurisdiction in which the Company is incorporated in connection with a merger, consolidation or similar corporate transaction of the Company into another person for consideration with an aggregate fair market value of more than $150 million that would qualify for pooling of interests accounting treatment, where: (i) such other person is an Identified Competitor; or (ii) if such other person is not an Identified Competitor, where the Company has provided at least fifteen (15) business days' notice to AOL prior to the date that the Company signs a binding agreement to enter into such transaction with such other person (provided that the disclosure to the Company's Board of Directors of such transaction, at a meeting at which the AOL Observer is present, shall be deemed to be effective notice for such purposes) and has afforded AOL the opportunity to propose a competing offer, provided that the procedures followed by the Company with respect to the solicitation of a competing AOL offer do not place AOL in a position that is less favorable than the position of such other person. The foregoing waiver shall terminate and be of no further force and effect in the event that (i) any holder of shares of any series of the Company's Preferred Stock that are issued after the date of this Agreement does not agree to be bound by the terms of this waiver (excluding the terms to the extent that they relate specifically to an Identified Competitor and the right of first offer with respect to an Acquisition Transaction provided for in this Section 2.8), or (ii) if, under that certain Amended and Restated Voting Agreement dated of even date herewith by and among the

Company, certain holders of the Company's Preferred Stock listed on Schedule A thereto and certain holders of the Company's Common Stock listed on Schedule B thereto (the "Voting Agreement"), AOL requests that a Major Investor (as defined in the Voting Agreement) waive its dissenter's or appraisal rights, and such waiver is subsequently held to be unenforceable under applicable law.

               2.9 TERMINATION OF CERTAIN COVENANTS. The covenants set forth in this Section 2, other than those pertaining to the AOL Observer in
Section 2.4, shall terminate and be of no further force or effect upon a Qualified IPO.

          3.   MISCELLANEOUS.

               3.1 SUCCESSORS AND ASSIGNS. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferee of any shares of Registrable Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

               3.2 GOVERNING LAW. This Agreement shall be governed by and construed under the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.

               3.3 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

               3.4 TITLES AND SUBTITLES. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

               3.5 NOTICES. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified, upon deposit with the United States Post Office, by registered or certified mail, or with a nationally recognized overnight courier specifying next day delivery with written verification of receipt, postage prepaid and addressed to the party to be notified at the address indicated for such party on the signature page hereof, or at such other address as such party may designate by ten (10) days' advance written notice to the other parties, or upon facsimile transmission with printed verification of transmission to the party to be notified at the facsimile number indicated for such party on the signature page hereof, or at such other facsimile number as such party may designate by ten (10) days' advance written notice to the other parties.

               3.6 EXPENSES. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

               3.7 AMENDMENTS AND WAIVERS. Any term contained in Section 2 or Section 3 of this Agreement may be amended and the observance of any term in Section 2 or Section 3 of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of seventy-five percent (75%) of the voting power of the then outstanding Registrable Securities; provided, however, that any amendment or waiver affecting the Series D Preferred Stock or Series D1 Preferred Stock in a different manner than the other series of the Company's Preferred Stock may be waived only with the separate written consent of the holders of a majority of the voting power of the then outstanding shares of Series D Preferred Stock and Series D1 Preferred Stock (or Common Stock issued upon conversion thereof), consenting on an as-if converted to Common Stock basis; provided further, however, that any amendment or waiver affecting the Series E Preferred Stock in a different manner than the other series of the Company's Preferred Stock may be waived only with the separate written consent of the holders of a majority of the voting power of the then outstanding shares of Series E Preferred Stock (or Common Stock issued upon conversion thereof), consenting on an as-if converted to Common Stock basis. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Registrable Securities then outstanding, each future holder of all such Registrable Securities, and the Company.

               3.8 STANDSTILL PROVISION. No Existing Investor (excluding the Series D Investors and the Series E Investors) or any entity affiliated with such Investor shall acquire beneficial ownership of any additional shares of the Company's capital stock from any party after the date of this Agreement without the consent of the Board of Directors of the Company if such acquisition would result in such Investor acquiring beneficial ownership of forty-percent (40%) or more of the then outstanding capital stock of the Company; provided, however, that the foregoing restriction shall not apply in the event that such Investor has offered to purchase all of the then outstanding capital stock of the Company on the same terms.

               3.9 SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

               3.10 AGGREGATION OF STOCK. Unless otherwise provided herein, all shares of Registrable Securities held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

               3.11 ENTIRE AGREEMENT. This Agreement (including the Exhibits hereto) constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.



                                  IMGIS, INC.


                                  By: /s/ Charles W. Berger
                                     ------------------------------------------
                                     Charles W. Berger
                                     Chief Executive Officer

                                  Address: 10101 North DeAnza Blvd., Suite 210 Cupertino, CA 95014



                                  INVESTORS:
                                  ----------

                                  WASHINGTON HOLDINGS, L.P.


                                  By: /s/ Dirk Wray
                                     ------------------------------------------

                                  Title: Partner
                                        ---------------------------------------

                                  Address:  30551 Hilltop Way
                                            San Juan Capistrano, CA  92675



                                  IBL CORPORATION

                                  By: /s/ Pinak Maitra
                                     ------------------------------------------

                                  Title: Vice President
                                        ---------------------------------------

                                  Address:  c/o Hunter Capital Group, L.L.C.
                                            Attn:  Larry Griffin
                                            136 Heber Avenue, Suite 304
                                            Park City, UT  84060


                                  IRS PARTNERS #15, LP


                                  By: /s/ ILLEGIBLE
                                     ------------------------------------------

                                  Title: Officer
                                        ---------------------------------------

                                  Address:  345 S. Figueroa, Suite 303
                                            Los Angeles, CA 90071

                                  COLLIN MADDIN


                                  By: /s/ Collin Maddin
                                     ------------------------------------------

                                  Address:  8787 Shoreham Dr., #308
                                            West Hollywood, CA 90069

                                  360 CAPITAL PARTNERS, L.P.


                                  By: /s/ ILLEGIBLE
                                     ------------------------------------------

                                  Title:  President
                                        ---------------------------------------

                                  Address:  360 East 22nd Street
                                            Lombard, IL  60148



                                  HUMMER WINBLAD
                                  VENTURE PARTNERS II, L.P.

                                  By: /s/ Mark Gorenberg
                                     ------------------------------------------

                                  Title: Partner
                                        ---------------------------------------

                                  Address:  2 South Park, 2nd Floor
                                            San Francisco, CA  94107



                                  HUMMER WINBLAD
                                  TECHNOLOGY FUND, L.P.

                                  By: /s/ Mark Gorenberg
                                     ------------------------------------------

                                  Title: Partner
                                        ---------------------------------------

                                  Address:  2 South Park, 2nd Floor
                                            San Francisco, CA  94107



                                  HUMMER WINBLAD
                                  TECHNOLOGY FUND II-A, L.P.

                                  By: /s/ Mark Gorenberg
                                     ------------------------------------------

                                  Title: Partner
                                        ---------------------------------------

                                  Address:  2 South Park, 2nd Floor
                                            San Francisco, CA  94107

                              ATTRACTOR LP

                              By:  Attractor Ventures LLC, its General Partner

                              By: /s/ Harvey Allison
                                 ----------------------------------------------
                                        Harvey Allison, Managing Member

                              Address:  1110 Burlingame Ave., Suite 211
                                        Burlingame, CA  94010



                              ATTRACTOR DEARBORN PARTNERS LP

                              By:  Attractor Ventures LLC, its General Partner

                              By: /s/ Harvey Allison
                                 ----------------------------------------------
                                         Harvey Allison, Managing Member

                              Address:  1110 Burlingame Ave., Suite 211
                                        Burlingame, CA  94010



                              ATTRACTOR INSTITUTIONAL LP

                              By:  Attractor Ventures LLC, its General Partner

                              By: /s/ Harvey Allison
                                 ----------------------------------------------
                                          Harvey Allison, Managing Member

                              Address:  1110 Burlingame Ave., Suite 211
                                        Burlingame, CA  94010



                              MORGAN ADAMS, INC.

                              By:  /s/ ILLEGIBLE
                                 ----------------------------------------------
                              Title: President & CFO

                              Address:  1545 Wilshire Blvd, Suite 700
                                        Los Angeles, CA 90017

                              21st CENTURY INTERNET FUND, L.P.

                              By: /s/ Neil Weintraut
                                 ----------------------------------------------

                              Title: Member
                                    -------------------------------------------

                              Address:  2 South Park, 2nd Floor
                                        San Francisco, CA  94107



                              YIP FAMILY TRUST

                              By: /s/ ILLEGIBLE
                                 ----------------------------------------------

                              Title: ILLEGIBLE
                                    -------------------------------------------

                              Address:  18 Bridgeport Road
                                        Newport Beach, CA  92657-1012



                              MAJILL CORPORATION

                              By: /s/ Hubert Secretan
                                 ----------------------------------------------

                              Title: Director/President
                                    -------------------------------------------

                              Address: c/o #2 Rue Charles Bonnet
                                       Geneva, Switzerland



                              F&W INVESTMENTS

                              By: /s/ ILLEGIBLE
                                  ----------------------------------------------

                              Address:  Two Palo Alto Square
                                        Palo Alto, CA 94306


                              H&Q IMGIS INVESTORS LP

                              By: /s/ Jackie Berterretche
                                  ----------------------------------------------

                              Title: Attorney-in-Fact
                                     -------------------------------------------

                              Address:  1 Bush Street, Suite 1500
                                        San Francisco, CA 94104


                              HAMBRECHT & QUIST CALIFORNIA

                              By: /s/ Jackie Berterretche
                                  ----------------------------------------------

                              Title: Attorney-in-Fact
                                     -------------------------------------------

                              Address:  1 Bush Street, Suite 1500
                                        San Francisco, CA 94104

                              TAHMOUSH FAMILY TRUST

                              By: /s/ Carol H. Tahmoush
                                  ----------------------------------------------

                              Address:  28 Coventry
                                        Newport Beach, CA  92660



                              LAGUNA PACIFIC PROFESSIONAL SALES &
                                MARKETING, INC.

                              By:
                                  ----------------------------------------------

                              Address:  4100 Birch Street, Suite 100
                                        Newport Beach, CA  92660



                              LANDVIEW LIMITED

                              By:
                                  ----------------------------------------------

                              Title:
                                  ----------------------------------------------

                              Address:  c/o Pettman Smith
                                        79 Knightsbridge
                                        London SWIX 7RB
                                        ENGLAND


                              By:
                                  ----------------------------------------------
                                  Ross Bott

                              Address: 152 Poplar Street
                                       Half Moon Bay, CA  94019

                              CONVERGENCE VENTURES I, L.P.


                              By: /s/ Eric Di Benedetto
                                  ----------------------------------------------

                              Title: General Partner
                                    --------------------------------------------

                              Address:  3000 Sand Hill Road
                                        Building 2, Suite 235
                                        Menlo Park, CA  94025



                              CONVERGENCE ENTREPRENEURS I, L.P.


                              By: /s/ Eric Di Benedetto
                                  ----------------------------------------------

                              Title: General Partner
                                    --------------------------------------------

                              Address:  3000 Sand Hill Road
                                        Building 2, Suite 235
                                        Menlo Park, CA  94025



                              COMDISCO, INC.

                              By: /s/ James P. Labe
                                  ----------------------------------------------

                              Title: President
                                    --------------------------------------------

                              Address:  3000 Sand Hill Road
                                        Building 1, Suite 155
                                        Menlo Park, CA  94025


                              ROBERT CUEVAS

                              By: /s/ Robert Cuevas
                                  ----------------------------------------------
                                  Robert Cuevas

                              Address:  4100 Birch Street, Suite 100
                                        Newport Beach, CA



                              DEL MAR PARTNERS


                              By: /s/ Anthony M. Capozza
                                  ----------------------------------------------
                              Title: Managing Member


                              G & H Partners

                              By: /s/ Steven M. Spurlock
                                  ----------------------------------------------
                                  Steven M. Spurlock

                              Address: 155 Constitution Drive
                                       Menlo Park, CA 94025

                              AMERICA ONLINE, INC.

                              By: /s/ David M. Colburn
                                  ----------------------------------------------
                                  David M. Colburn
                                  Senior Vice President, Business Affairs

                              Address:  22000 AOL Way
                                        Dulles, VA  20166

                                  SCHEDULE A

     EXISTING INVESTORS

     360 Capital Partners, L.P.

     21st Century Internet Fund, L.P.

     Attractor LP

     Attractor Dearborn Partners LP

     Attractor Institutional LP

     Ross Bott

     Comdisco, Inc.

     Convergence Ventures I, L.P.

     Convergence Entrepreneurs I, L.P.

     Robert Cuevas

     Del Mar Partners, LP

     F & W Investments 1997

     G & H Partners

     Hambrecht & Quist California

     H & Q Imgis Investors LP

     Hummer Winblad Technology Fund II-A L.P.

     Hummer Winblad Technology Fund II L.P.

     Hummer Winblad Venture Partners II L.P.

     IBL Corporation (is also a Series D investor)

     IRS Partners #15, LP

     Landview Limited

     Marcia Lou Hobbs Living Trust dated 8/27/96

     Collin Madden

     Mcjill Corporation

     Morgan Adams, Inc.

     Michael Oschmann

     Querry Family Trust

     Tahmoush Family Trust

     Washington Holdings, L.P.

     YIP Family Trust

     SERIES E INVESTORS
     ------------------

     America Online, Inc.

                                  EXHIBIT A

                                  1. Yahoo

                                2. Microsoft

                                   3. CNet

                               4. DoubleClick

                               5. 24 X 7 Media

                        6. CMG Information Services

                                 7. Netscape

                                  8. Disney

                                   9. AT&T

                                 10. AdSmart